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[EPICEDGE LOGO]

                                                                    EXHIBIT 99.1


              EPICEDGE, INC. CONSENTS TO DELISTING OF COMMON STOCK
                          FROM AMERICAN STOCK EXCHANGE

AUSTIN, TX-March 7, 2003 - EpicEdge, Inc. (AMEX:EDG - News), an information technology consulting firm, today announced that it received a notice from the AMEX Staff (the "Exchange") on February 28, 2003 indicating that EpicEdge no longer complies with the Exchange's continued listing standards. EpicEdge has informed the Exchange that it will not appeal, and will consent to, the Exchange's decision to remove the listing of the Company's common stock from the Exchange. This action became necessary because EpicEdge no longer fully complies with the Exchange's continued listing requirements. In particular, the Company has not complied with Section 1003(a)(i) of the AMEX Company Guide, because shareholders' equity of the Company was less than $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years. Also, in light of its inability to meet the continued listing requirements of the Exchange, the Company has elected not to pay portions of the Exchange's applicable listing fees in accordance with Section 1003(f)(iv). The Company has also been informed by the Exchange that it does not comply with
Section 1003(b)(i)(C), which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security if the aggregate market value of shares publicly held is less than $l,000,000 for more than 90 consecutive days. Finally, under Section 1003(f)(v), the Company's common stock has been selling for a substantial period of time at a low share price, recently closing at $.06 per share. The Exchange has advised the Company that after the appeals deadline of March 7, 2003 has passed, the Exchange will suspend trading in EpicEdge's stock and will submit an application to the SEC to strike the Company's common stock from listing and registration on the Exchange.

EpicEdge will make an announcement if trading resumes on the OTC Bulletin Board, the Pink Sheets or any other exchange or market.

ABOUT EPICEDGE

EpicEdge, Inc. is an information technology consulting firm that helps state and local government agencies, as well as commercial enterprises, meet their business goals through implementation and support of client/server and Internet-enabled PeopleSoft enterprise resource planning software applications, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel, and proven project methodologies. Our business technology solutions help clients maximize ROI and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company's ability to list its common stock on various securities exchanges and the Company's ability to attract a market maker. Future events may involve risks and uncertainties, including, but not limited to, the risk that the Company will not be able to locate a market maker or improve its situation in order to list its securities on an exchange, and other risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

Contact: Robert Jensen
Company: EpicEdge, Inc.
Title: Investor Relations
Phone: 512-261-3346
Email: bjensen@epicedge.com

Contact:  Kasaundra Smith
Company: EpicEdge, Inc.
Title: Public Relations
Phone: 512-261-3346
Email: ksmith@epicedge.com